UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary proxy statement ☑ Definitive proxy statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

VIACELL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing proxy statement, if other than the Registrant)

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245 First Street, 15th Floor
Cambridge, MA 02142
Telephone: (617) 914-3400
Fax: (617) 577-9018

April 14, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of ViaCell, Inc. at 9:30 a.m. (local time) on May 19, 2006 at our offices located at 245 First Street (15th Floor), Cambridge, Massachusetts. The accompanying formal Notice of Annual Meeting of Stockholders and proxy statement contain the items of business expected to be considered and acted upon at the meeting, including: (a) the election of three nominees to the Board of Directors, to serve for three years and until their successors are duly elected and qualified or their earlier resignation or removal; and (b) ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Our Board of Directors recommends that you vote FOR each of the proposals.

We hope you will be able to attend this year’s annual meeting. Whether or not you plan to attend the annual meeting, we urge you to sign and return the enclosed proxy card so that your shares will be represented at the meeting. Your vote is very important.

Sincerely,

Marc D. Beer
President and Chief Executive Officer

245 First Street, 15th Floor
Cambridge, MA 02142
Telephone: (617) 914-3400
Fax: (617) 577-9018

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

To Be Held On May 19, 2006

Notice is hereby given that the 2006 Annual Meeting of Stockholders of ViaCell, Inc., a Delaware corporation, will be held at 9:30 a.m. (local time) on May 19, 2006 at our offices located at 245 First Street (15th Floor), Cambridge, Massachusetts, to consider and act upon the following items of business:

1. To elect Paul Blake, Paul Hastings and Jan van Heek to our Board of Directors to serve for a three-year term ending at the Annual Meeting of Stockholders in 2009 and until their respective successors are elected and qualified or their earlier resignation or removal.

2. To ratify the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

3. To transact such other business that may properly come before the meeting and any adjournment of the meeting.

The above matters are more fully described in the accompanying proxy statement.

Only stockholders of record at the close of business on April 12, 2006 will be entitled to receive notice of and to vote at the meeting or any adjournment. A list of all stockholders of record as of April 12, 2006 will be open for inspection for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at our principal executive offices located at 245 First Street, 15th Floor, Cambridge, MA 02142 and at the annual meeting.

A copy of our Annual Report to Stockholders is being mailed to stockholders with this proxy statement. Enclosed in the Annual Report is our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which includes our audited financial statements.

By Order of the Board of Directors

Anne Marie Cook
Corporate Secretary

April 14, 2006

All stockholders are invited to attend the meeting. Whether or not you plan to attend the meeting, please complete, date, sign and mail the enclosed proxy card promptly so that your shares may be represented at this meeting and to ensure a quorum. No postage is required if mailed in the United States using the accompanying envelope. If you attend the meeting, you may withdraw your proxy and vote your shares. Proxies can also be revoked by submitting a new proxy with a later date or by delivering written instructions to our Corporate Secretary.

When completing your proxy card, please sign your name as it appears printed. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title. A proxy executed by a corporation must be signed by an authorized officer.

245 First Street, 15th Floor
Cambridge, MA 02142
Telephone: (617) 914-3400
Fax: (617) 577-9018

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 19, 2006

SOLICITATION OF PROXIES

GENERAL INFORMATION ABOUT THE MEETING

Purpose.  This proxy statement and accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of ViaCell, Inc., a Delaware corporation, for the Annual Meeting of Stockholders to be held at our offices located at 245 First Street (15th Floor), Cambridge, Massachusetts on May 19, 2006 at 9:30 a.m. (local time) and at any adjournments of the meeting.

The enclosed proxy is solicited by our Board of Directors for the purposes set forth in the Notice of Annual Meeting of Stockholders. This proxy statement and accompanying proxy are first being sent or given to stockholders on or about April 14, 2006.

Quorum.  The holders of shares representing a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitute a quorum as to such matter.

Voting.  Each stockholder of record at the close of business on April 12, 2006, is entitled to notice of and to vote at the meeting. As of the close of business on the record date, we had 38,602,549 shares of common stock, $0.01 par value, outstanding, each of which is entitled to one vote. Proxies returned to us or our transfer agent, Computershare Trust Company, N.A., and properly executed will be voted in accordance with stockholders’ instructions. Brokers holding shares for the account of their clients will vote such shares in the manner directed by their clients or, without such direction, may vote such shares on any matter as to which they have discretion. Any proxy card that is timely signed and returned with no other markings will be voted in accordance with the recommendation of our Board of Directors. The proxy card also gives discretionary authority to the persons named as proxies to vote the shares represented by signed and returned proxies on any other matter which was not known as of the date of this proxy statement but is properly presented for action at the annual meeting.

The authority granted by an executed proxy may be revoked at any time before its exercise by filing with our Corporate Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. The execution of a proxy will in no way affect your right to attend the meeting and vote in person.

For your convenience, we have enclosed a postage-paid return envelope to our transfer agent who will assist in tabulating the stockholder vote.

Vote required for each proposal; Counting of votes.

•	Election of directors. The three nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

•	Ratification of our independent registered public accounting firm. The affirmative vote of a majority of shares present or represented and entitled to vote at the meeting is required to ratify PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2006. Abstentions will be treated as votes against this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Solicitation of proxies and estimated costs of solicitation.  The solicitation is being made by mail, and we may also use our officers, employees and consultants to solicit proxies from stockholders either in person or by telephone, facsimile, e-mail or regular mail without additional compensation. We will pay the cost for solicitation of proxies, including preparation, assembly and mailing the proxy statement and proxy. Such costs normally include charges from brokers and other custodians, nominees and fiduciaries for the distribution of proxy materials to the beneficial owners of our common stock. We estimate that the costs will total approximately $90,000.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently has nine members. Our directors are divided into three classes serving staggered three-year overlapping terms, with one class of directors elected at each annual meeting of stockholders.

The term of office of Paul Blake, Paul Hastings and Jan van Heek will expire at the 2006 annual meeting. They have each been nominated for re-election to a term of office expiring in 2009. Unless the proxy withholds authority to vote for these directors or is a broker non-vote, the shares represented by such proxies will be voted for the re-election of Dr. Blake, Mr. Hastings and Mr. van Heek to serve for a three-year term ending at our annual meeting in 2009 and until their respective successors are elected and qualified or their earlier resignation or removal. If any of these nominees is unable to serve, the shares represented by the enclosed proxy will be voted for such other candidate as may be nominated by the Board of Directors. We know of no reason why any nominee would be unable or unwilling to accept nomination or election.

OUR BOARD OF DIRECTORS RECOMMENDS THE RE-ELECTION OF PAUL BLAKE, PAUL HASTINGS AND JAN VAN HEEK.

The table below provides information about the nominees for director and all other persons whose term of office as a director will continue after the meeting.

Principal Occupation During Last Five Years and Directorships
Name (Age as of mailing date)	in Public Reporting and Other Companies

Nominees for Re-Election of Directors

Paul Blake, MB, FRCP, FCP, FFPM (58)	Dr. Blake has served as a director since July 2005. Dr. Blake is Executive Vice President, Worldwide Medical and Regulatory Operations for Cephalon, Inc. and has served in that role since March 2001. Prior to that, Dr. Blake served as Chief Medical Officer for MDS Proteomics, Inc., a division of MDS International. Previously, he was Senior Vice President and Medical Director for SmithKline Beecham Pharmaceuticals with responsibility for its worldwide clinical research and development operations. He also served as President and Chief Executive Officer of Proliance Pharmaceuticals, Inc. and held other senior clinical research and development positions with ICI Pharmaceuticals, now part of AstraZeneca, and G.D. Searle & Co. Dr. Blake also serves on the Board of Directors for Protez Pharmaceuticals. Dr. Blake qualified in medicine at London University and is a fellow of the American College of Clinical Pharmacology and the Royal College of Physicians in the United Kingdom.

Principal Occupation During Last Five Years and Directorships
Name (Age as of mailing date)	in Public Reporting and Other Companies

Paul Hastings (46)	Mr. Hastings has served as a director since November 2000. Mr. Hastings is President and Chief Executive Officer of OncoMed Pharmaceuticals, Inc. and has served in that role since January 2006. From February 2002 to September 2005, he was President and Chief Executive Officer of QLT, Inc. Prior to that, from 2001 until January 2002, Mr. Hastings served as President and Chief Executive Officer of Axys Pharmaceuticals Inc. prior to Axys’ merger with Celera Genomics, an Applera company. From April 1999 until January 2001, he was President of Chiron Corporation’s BioPharmaceuticals Division. Prior to that, Mr. Hastings was President and Chief Executive Officer of LXR Biotechnology and President of Genzyme Therapeutics Worldwide, a division of Genzyme Corporation. He also serves as a director of Arriva Pharmaceuticals and Cerimon Pharmaceuticals, Inc. Mr. Hastings has a B.S. degree in pharmacy from the University of Rhode Island.

Jan van Heek (57)	Jan van Heek has served as director since September 2002. Mr. van Heek has served at various positions at Genzyme Corporation since 1991, including Executive Vice President, Therapeutics and Genzyme Tissue Repair, and Executive Vice President, Therapeutics and Genetics. From August 2003 through March 2004, Mr. van Heek was responsible for Genzyme’s Biosurgery, Genetics and Pharmaceuticals business unit and global manufacturing of therapeutic and biosurgery products. He currently serves in a part-time capacity as an advisor to Genzyme’s Chief Executive Officer. Mr. van Heek established Genzyme’s European offices and has played a key role in developing the company’s strategic vision. Prior to joining Genzyme, Mr. van Heek held various senior management positions at Baxter Healthcare Corporation, including vice president and general manager of its Fenwal Division. Mr. van Heek received an M.B.A. degree from St. Gallen University in Switzerland and holds an executive degree in business from Stanford University.
Directors with Terms Expiring in 2007

Marc D. Beer (41)	Mr. Beer joined us as our President and Chief Executive Officer and a member of the Board of Directors in April 2000. Until January 2004, he also served as Chairman of our Board of Directors. Prior to joining ViaCell, from 1996 until April 2000, Mr. Beer served in various positions at Genzyme Corporation, most recently serving in the role of Vice President, Global Marketing for Genzyme Therapeutics Worldwide, a division of Genzyme Corporation. Mr. Beer has more than 15 years’ experience in profit and loss management, sales and marketing management, and research and development program management in therapeutic, surgical, and in vitro diagnostic systems businesses. Mr. Beer also serves as a director of RenaMed Biologics. Mr. Beer has a B.S. degree from Miami University (Ohio).

Principal Occupation During Last Five Years and Directorships
Name (Age as of mailing date)	in Public Reporting and Other Companies

Vaughn M. Kailian (61)	Mr. Kailian has served as a director and chairman of the Board of Directors since January 2004. Mr. Kailian is a General Partner of MPM Capital L.P. and has served in that role since May 2005. Before joining MPM, he served as vice chairperson of Millennium Pharmaceuticals, Inc. from February 2002 until December 2004, and was head of the Millennium commercial organization. Mr. Kailian was Chief Executive Officer, President, and a director of COR Therapeutics, Inc. from 1990 until its acquisition by Millennium in 2002. He also serves as a director of Cephalon, Inc. and NicOx, S.A., both of which are public companies, and Elixir Pharmaceuticals, Inc., Windhover Information, Inc., Ikaria, Inc. and Cerimon Pharmaceuticals, Inc., each of which is a private company. Mr. Kailian also serves as a member of the Board of BIO Ventures for Global Health. Mr. Kailian has a B.A. degree from Tufts University.

James Sigler (45)	Mr. Sigler has served as a director since July 2005. Mr. Sigler is Vice President, Manufacturing at RenaMed Biologics and has held that position since March 2006. Prior to that, Mr. Sigler was Vice President, Operations and Clinical Supply for Acceleron Pharma, Inc. from August 2004 to March 2006. Prior to joining Acceleron Pharma, he served as a consultant for a number of biotechnology and health care related companies from January 2003 to August 2004. Before that, Mr. Sigler served as Vice President, Manufacturing and Development and Vice President, Manufacturing for Curis, Inc. from 1998 to December 2002. Previously, he was a divisional head of manufacturing at Genzyme Corporation. Mr. Sigler has over twenty years of management experience, including fifteen years in the development, manufacturing, and quality management of biological, cell therapy and small molecule products. He also spent five years on active duty in the U.S. Navy, serving as a nuclear propulsion-trained officer on board USS Enterprise. Mr. Sigler received a B.S. degree from Cornell University and an M.B.A. degree from Harvard Business School.
Directors with Terms Expiring in 2008

Barbara Bierer, M.D. (52)	Dr. Bierer has served as a director since June 2005. Dr. Bierer has been a Professor of Medicine at Harvard Medical School and at the Dana-Farber Cancer Institute since 2002 and a Senior Vice President, Research at Brigham and Women’s Hospital since 2003. Between September 1997 and July 2002, Dr. Bierer served as the Chief of the Laboratory of Lymphocyte Biology at the National Heart, Lung and Blood Institute at the National Institutes of Health (NIH). Dr. Bierer has been a member of our medical and scientific advisory board since June 2003. Dr. Bierer has a B.S. degree in Biology from Yale University and received her M.D. from Harvard Medical School.

Principal Occupation During Last Five Years and Directorships
Name (Age as of mailing date)	in Public Reporting and Other Companies

Denise Pollard-Knight, Ph.D. (46)	Dr. Pollard-Knight has served as a director since October 2003. Dr. Pollard-Knight is the head of Nomura Phase4 Ventures, a subsidiary of Nomura International plc, a leading Japanese financial institution. Prior to joining Nomura in January 1999, she was a member of Rothschild Asset Management Ltd., an investment management firm. From January 1997 to January 1999. Dr. Pollard-Knight held several research and development management positions at Amersham-Pharmacia and Fisons plc. Dr. Pollard-Knight also serves as a director of Idenix Pharmaceuticals, DeveloGen AG and Cerimon Pharmaceuticals, Inc. She is also a member of the Board of Trustees of the British Heart Foundation. Dr. Pollard-Knight holds Ph.D. and B.Sc. (Hons) degrees from the University of Birmingham in England. Dr. Pollard-Knight completed postdoctoral work as a Fulbright Scholar at the University of California, Berkeley.

James L.L. Tullis (59)	Mr. Tullis has served as a director since September 2002. Mr. Tullis is the Founder and Chief Executive Officer of Tullis-Dickerson & Co., Inc., a health care-focused private equity firm which he founded in 1986. From 1983 to 1986, Mr. Tullis was Senior Vice President and led healthcare investment banking efforts at E.F. Hutton. Prior to that, he was a Principal at Morgan Stanley and led that firm’s investment research in health care from 1974 through 1983. Mr. Tullis was a research analyst at Putnam Funds from 1972 to 1974. He also serves as a director of Crane Co. and Lord Abbett Funds. Mr. Tullis is a graduate of Stanford University and earned an M.B.A. degree from Harvard Business School.

GENERAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

Organization and Meetings

The Board of Directors held nine meetings in 2005. The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Regulatory Compliance Committee. Current copies of the charters of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are available in the Governance section of the Investor Information section of our website at www.viacellinc.com. Each of our current directors participated in 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she is a member. The Board of Directors does not have a formal policy requiring attendance by the directors at the annual meetings of stockholders; however, all of our directors attended our 2005 annual meeting. In 2005, our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present.

Audit Committee

The members of our Audit Committee are Vaughn Kailian, Denise Pollard-Knight and Jan van Heek. Mr. van Heek is the chair of the committee. The Board of Directors has identified Mr. Kailian and Mr. van Heek as Audit Committee financial experts. The Audit Committee assists our Board of Directors with its oversight responsibilities regarding the integrity of our financial statements; our compliance with legal and regulatory requirements; and the qualifications, independence and performance of our independent registered public accounting firm. Our Audit Committee held ten meetings in 2005. We believe that all of the members of our Audit Committee meet the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq National Market and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Compensation Committee

The members of our Compensation Committee are Paul Hastings, James Tullis and Jan van Heek. Mr. Hastings is the chair of the committee. The Compensation Committee provides assistance to the Board of Directors by evaluating, reviewing and recommending to the Board of Directors for approval our compensation plans, policies and programs, especially those regarding executive compensation; determining and approving, either on its own or together with our other independent directors, as directed by the Board of Directors, the compensation of the Chief Executive Officer; reviewing and approving the compensation of our other executive officers; making recommendations to the Board of Directors regarding compensation of directors; and assisting the Board of Directors in producing an annual report on executive compensation for inclusion in our proxy materials in accordance with applicable rules and regulations. Our Compensation Committee held six meetings in 2005. We believe that all of the members of our Compensation Committee meet the requirements for independence under any applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq National Market and SEC rules and regulations.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Vaughn Kailian, Paul Hastings and Jan van Heek. Mr. Kailian is the chair of the committee. Our Nominating and Corporate Governance Committee held two meetings in 2005. The Nominating and Corporate Governance Committee assists the Board of Directors with its responsibilities regarding the identification of individuals qualified to become directors; the selection of the director nominees for the next annual meeting of stockholders; and the selection of director candidates to fill any vacancies on the Board of Directors. The committee also assists the Board of Directors in addressing matters regarding corporate governance. Our Nominating and Corporate Governance Committee believes that nominees for directors must meet certain minimum qualifications. Such qualifications include being able to read and understand basic financial statements, being highly knowledgeable and accomplished in the area of expertise that the committee is looking to have represented by that board seat, and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as having sufficient time to devote to the business affairs of ViaCell, demonstrated ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of ViaCell and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and ViaCell, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to ViaCell during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. We believe all of the members of our Nominating and Corporate Governance Committee meet the requirements for independence under the applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq National Market and SEC rules and regulations.

Regulatory Compliance Committee

The members of our Regulatory Compliance Committee, which was formed in March 2006, are Barbara Bierer and James Sigler. Dr. Bierer is the chair of the committee. The Regulatory Compliance Committee assists the Board of Directors in evaluating and monitoring our quality systems and our programs for ensuring compliance with applicable laws and regulations in the areas of clinical and commercial manufacturing and tissue processing.

Consideration of Director Nominees

Each nominee for election at the annual meeting was reviewed and approved by the full Board of Directors.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider nominations from stockholders for membership on the Board of Directors when properly submitted in accordance with our By-laws.

Our By-laws provide that nominations for election as directors may be made by any stockholder entitled to vote in the election of directors. A stockholder may nominate a person for election as a director at an annual meeting only if written notice of such stockholder’s intent to make such nomination has been given to our Corporate Secretary in accordance with our By-laws. The notice requirements for our 2007 Annual Meeting of Stockholders are described in “Stockholder Proposals for the 2007 Annual Meeting” in this proxy statement. Each notice of intent to make a director nomination must set forth: (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of such nominee, (iii) the number of shares of our stock which are beneficially owned by such nominee, (iv) a description of all arrangements or understandings between the stockholder and such nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (v) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to proxy rules and regulations under the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, including such person’s written consent to be named as a nominee and to serve as a director if elected. We may require any proposed nominee to furnish such other information as may reasonably be required by the company to determine the eligibility of such proposed nominee to serve as a director.

The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders. No director candidates have ever been nominated by a stockholder. If the committee were to receive a recommendation for a director candidate from a stockholder, the committee expects that it would evaluate such a candidate in the same manner as it evaluates all other nominees.

Stockholder Communications with our Board of Directors

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (617) 914-3494. However, stockholders who wish to address questions or concerns regarding our business directly with the Board of Directors, or any individual director, should direct questions in writing to ViaCell, Inc., Attention: Corporate Secretary, 245 First Street, Cambridge, Massachusetts, 02142. Questions and concerns will be forwarded directly to the appropriate directors.

Director Compensation

Each director who is not one of our employees will be eligible to receive compensation from us for his or her services as a member of our Board of Directors or any committee.

During 2005 and in 2006 until the annual meeting, each non-employee director is entitled to receive an annual retainer of $10,000, $2,000 for each board meeting attended (or $1,000 for each such meeting attended by telephone conference call) and $1,000 for each committee meeting attended ($2,000, if chairperson of the committee). Mr. Kailian, who serves as chairperson of the Board of Directors, receives an annual retainer of $100,000. Mr. Kailian does not receive additional fees for attending meetings of the Board of Directors or of any committee on which he serves. In 2005, our current non-employee directors received the following cash compensation for service as directors:

Total Cash Compensation
Director	(Includes Retainer and Meeting Fees)

Barbara Bierer	$23,000
Paul Blake	19,200
Paul Hastings	40,000
Jan van Heek	47,000
Vaughn Kailian	100,000
Denise Pollard-Knight	34,000
James Sigler	21,000
James Tullis	29,000

We also reimburse all of our non-employee directors for expenses incurred in attending board and committee meetings. The amounts set forth in the table do not include reimbursement of expenses.

During 2005, each non-employee director was also entitled to receive an option to purchase 20,000 shares of our common stock upon such director’s initial election to the Board of Directors (such options vesting as to 25% of the shares on the grant date and 25% of the shares on the first three anniversaries of the grant date). As a result, Barbara Bierer received an option to purchase 20,000 shares with an exercise price of $8.17 on June 9, 2005, and Paul Blake and James Sigler each received an option to purchase 20,000 shares with an exercise price of $10.89 on July 11, 2005. In addition, in 2005, each non-employee director (other than the chairperson of the Board of Directors and those who received an initial appointment option grant) was entitled to receive an option to purchase 10,000 shares of our common stock following the 2005 annual stockholders meeting (such options to vest in twelve equal monthly installments beginning on the grant date). As a result, on June 9, 2005, Paul Hastings, Denise Pollard-Knight, James Tullis and Jan van Heek, each received options to purchase 10,000 shares with an exercise price of $8.17.

Effective as of this year’s annual meeting, each non-employee director (other than the chairperson of the Board of Directors) will be entitled to receive an annual retainer of $40,000 and an additional annual retainer for serving on the standing committees of the Board of Directors as follows: $20,000, $12,000, $8,000 and $5,000, respectively, for the chairs of the Audit Committee, the Compensation Committee, the Regulatory Compliance Committee, and the Nominating and Corporate Governance Committee; and $10,000, $6,000, $4,000 and $3,000, respectively, for the non-chair members of the Audit Committee, the Compensation Committee, the

Regulatory Compliance Committee, and the Nominating and Corporate Governance Committee. Non-employee directors will no longer receive fees for attending meetings of the Board of Directors or its standing committees. Non-employee directors will be entitled to receive $1,000 for attending meetings of special (non-standing) committees of which they are a member. The chairperson of the Board of Directors, Vaughn Kailian, will receive an annual retainer of $150,000. Mr. Kailian will not receive additional fees for attending meetings of the Board of Directors or of any committee on which he serves. Retainers payable to non-employee directors in 2006 under this new cash compensation package will be pro rated from the annual meeting through the end of the year. In addition, each non-employee director will be entitled to receive an option to purchase 30,000 shares of our common stock upon such director’s initial election to the Board of Directors (such options vesting as to 25% of the shares on the grant date and 25% of the shares on the first three anniversaries of the grant date). Each non-employee director will also be entitled to receive an option to purchase 15,000 shares of our common stock following this year’s annual stockholders meeting and each subsequent annual stockholders meeting (such options to vest in twelve equal monthly installments beginning on the grant date).

Barbara Bierer also receives payments from us in connection with her work as a member of our medical and scientific advisory board. In 2005, we paid Dr. Bierer a $5,000 annual retainer in connection with her participation on the advisory board, plus $2,000 for every full day advisory board meeting attended in person, $1,000 for half day meetings in person, and $200 for meetings attended by telephone. In 2005, Dr. Bierer was paid $18,233 under this arrangement. In January 2005, Dr. Bierer also received options to purchase 3,000 shares of our common stock at an exercise price per share of $5.00, all of which are vested fully. In 2006, under our new arrangement for the advisory board, we have agreed to pay Dr. Bierer a $10,000 annual retainer, plus $3,000 for every full day advisory board meeting attended in person, $1,500 for half day meetings attended in person, and $500 for meetings attended by telephone.

One of our former directors, George Daley, also received payments from us in 2005 in connection with his work as a member of our medical and scientific advisory board. In 2005, Dr. Daley was paid $24,167 under this consulting arrangement. Dr. Daley resigned from the Board of Directors in July 2005.

Compensation Committee Interlocks and Insider Participation

During 2005, our Compensation Committee consisted of Paul Hastings, James Tullis and Jan van Heek. None of these individuals has been an officer or employee of ours at any time. Our Chief Executive Officer, Marc D. Beer, serves on the Compensation Committee of RenaMed Biologics, a company which James Sigler, one of our non-employee directors, joined in March 2006 as Vice President, Manufacturing. Mr. Sigler does not serve on our Compensation Committee. Except as noted in the preceding sentence, none of our executive officers serves, nor served in 2005, on the Board of Directors or Compensation Committee of a company with an executive officer serving on our Board of Directors or Compensation Committee. Please also refer to the section of this Proxy Statement entitled “Certain Relationships and Related Party Transactions.”

EXECUTIVE COMPENSATION

The table below summarizes the compensation earned by our chief executive officer and our six other most highly compensated executive officers during 2003, 2004 and 2005. We refer to these seven people as the “named executive officers.”

Summary Compensation Table

					Long-term
					Compensation
		Annual Compensation(1)			Securities
		Salary	Bonus	Other Annual	Underlying	All Other
Name and Principal Position	Year	($)	($)	Compensation(2)($)	Options (#)	Compensation ($)

Marc D. Beer	2005	349,615	117,180	—	—	—
President and Chief	2004	340,000	113,832	—	—	—
Executive Officer	2003	325,000	87,750	—	—	—
Christoph M. Adams, Ph.D.(3)	2005	159,195	—	—	25,000	—
Former Senior Vice President,	2004	219,828	38,690	—	—	—
Business Development	2003	209,535	39,255	—	—	—
Anne Marie Cook(4)	2005	79,692	22,860	—	75,000	—
General Counsel and Senior Vice	2004	—	—	—	—	—
President, Business and Corporate	2003	—	—	—	—	—
Development
Stephen G. Dance(5)	2005	244,626	26,584	—	—	—
Senior Vice President, Finance	2004	235,000	33,700	—	225,000	30,000	(6)
and Chief Financial Officer	2003	—	—	—	—	—
Kurt Gunter, M.D.(7)	2005	158,247	—	—	25,000	6,583
Former Senior Vice President,	2004	224,065	28,860	—	—	—
Clinical and Regulatory Affairs and	2003	218,599	21,000	—	—	—
Government Relations
Mary Thistle	2005	221,552	37,895	—	—	—
Senior Vice President, Business	2004	194,859	40,370	—	50,000	—
Development, ViaCell Reproductive Health	2003	163,217	20,925	—	—	—
Stephan Wnendt, Ph.D.(8)	2005	221,154	51,814	50,427	—	—
Senior Vice President,	2004	223,172	55,050	—	80,000	—
Research and Development	2003	68,523	17,987	—	—	—

(1)	Includes amounts earned but deferred at the election of the executive, such as salary deferrals under our 401(k) plan.

(2)	Except for the arrangements with Dr. Wnendt related to his relocation, as disclosed in this table and elsewhere in the Proxy Statement, the value of perquisites and benefits for each named executive officer does not exceed the lesser of $50,000 and 10% of his or her total annual salary and bonus.

(3)	Dr. Adams’ employment with us terminated on August 3, 2005.

(4)	Ms. Cook’s employment with us began on September 6, 2005.

(5)	Mr. Dance’s employment with us began on January 1, 2004.

(6)	Reflects payment made to Mr. Dance to reimburse his relocation expenses.

(7)	Dr. Gunter’s employment with us terminated on September 2, 2005. “All Other Compensation” reflects payments for consulting services provided to us by Dr. Gunter. The consulting agreement and the services provided to us by Dr. Gunter are described under “Certain Relationships and Related Transactions.”

(8)	Dr. Wnendt’s employment with us began on September 4, 2003. 2003 “Salary” and “Bonus” were paid to Dr. Wnendt in Euros and converted into U.S. dollars for purposes of this table at the average currency rate in effect between September 1, 2003 and December 31, 2003. “Other Annual Compensation” reflects reimbursement of expenses incurred by Dr. Wnendt in connection with the relocation package set forth in his letter agreement, as described under “Certain Relationships and Related Transactions.” The amount listed in “Other Annual Compensation” consists of the following: (a) $22,913 for rent and utilities for an apartment located close to our corporate headquarters in Cambridge, Massachusetts; (b) amounts reimbursed for a vehicle lease; and (c) $19,404 for income taxes incurred by Dr. Wnendt in connection with the compensation described in (a) and (b).

Stock Option Grants in 2005

The following table sets forth information regarding options granted to our named executive officers in 2005.

Option Grants in Fiscal Year 2005

	Individual Grants
	Number of	Percent of Total
	Securities	Options			Potential Realizable Value
	Underlying	Granted to	Exercise		Assumed Annual Rates of
	Options	Employees in	Price per	Expiration	Stock Price Appreciation for Option Terms(2)
Name	Granted	2005(1)	Share	Date	5%	10%

Christoph M. Adams, Ph.D.(3)	25,000	8.1%	$7.25	4/26/2015	$113,987	$288,866
Anne Marie Cook(4)	75,000	24.2%	$5.31	9/21/2015	$250,457	$634,708
Kurt Gunter, M.D.(5)	25,000	8.1%	$7.25	4/26/2015	$113,987	$288,866

(1)	Based on an aggregate of 310,000 shares subject to options granted to our employees in 2005, including the named executive officers.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option’s exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of our common stock, the option holder’s continued employment throughout the option period, and the date on which the options are exercised. If ViaCell’s common stock does not increase in value after the grant date of the options, the options are valueless.

(3)	Dr. Adams’ employment with us terminated on August 3, 2005 and the options granted to him are no longer exercisable.

(4)	This option vests in sixteen substantially equal quarterly installments beginning December 6, 2005. All unvested options will become fully vested and exercisable upon a change in control, if Ms. Cook’s employment is terminated without cause within 12 months of the change in control or Ms. Cook voluntarily resigns for good reason within such 12-month period.

(5)	Dr. Gunter’s employment with us terminated on September 2, 2005 and the options granted to him are no longer exercisable.

Stock Option Exercises in 2005 and Year-End Option Values

The following table shows information for the named executive officers related to the exercise of options during the fiscal year ended December 31, 2005 and the number and value of unexercised options held as of December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares Acquired		December 31, 2005		December 31, 2005(2)
Name	on Exercise (#)	Value Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mark D. Beer	—	—	750,000	750,000	$3,735,000	$3,225,000
Christoph M. Adams, Ph.D.(3)	100,000	$605,000	—	—	—	—
Anne Marie Cook	—	—	4,687	70,313	$1,453	$21,797
Stephen G. Dance	—	—	54,687	170,313	$33,906	$105,594
Kurt Gunter M.D.(4)	120,000	$605,994	—	—	—	—
Mary Thistle	—	—	107,501	92,499	$472,561	$222,349
Stephan Wnendt, Ph. D.	30,000	$78,150	68,125	101,875	$42,238	$63,163

(1)	Fair market value of underlying securities at the exercise date, less the exercise price.

(2)	The value of unexercised in-the-money options at year-end assumes a fair market value for our common stock of $5.62, the closing sale price on December 30, 2005 (the last trading day of 2005), less the exercise price. Actual gains, if any, on exercise will depend upon the value of our common stock on the date of sale of any shares acquired upon exercise of the option.

(3)	Dr. Adams’ employment with us terminated on August 3, 2005.

(4)	Dr. Gunter’s employment with us terminated on September 2, 2005.

Employment and Severance Arrangements

All of our current employees have entered into agreements with us that contain restrictions and covenants. These provisions include covenants relating to the protection of our confidential information, the assignment of inventions and restrictions on soliciting our clients, employees or independent contractors. None of our employees are employed for a specified term, and each employee’s employment with us is subject to termination at any time by either party for any reason, with or without cause. We have entered into an employment agreement with Marc D. Beer, our Chief Executive Officer and President, and letter agreements with our other named executive officers.

Under Marc D. Beer’s employment agreement, dated May 2, 2000, he serves as our Chief Executive Officer for one year terms that automatically renew each June 1st, until terminated by either party upon three months’ notice. His agreement provides for an annual starting base salary of $250,000, subject to yearly adjustment, and performance-based bonuses granted at amounts determined by the Board of Directors in its discretion. Under the agreement, we granted Mr. Beer at commencement of his employment an option to purchase 900,000 shares of our common stock at $0.30 per share, two-thirds of which began vesting in 48 equal, monthly installments on the grant date, with the remaining one-third to vest in equal annual installments on each of the eighth, ninth and tenth anniversary dates of the grant date. If we terminate Mr. Beer’s employment without cause (as defined in the agreement) or if he terminates his employment for reason (as defined in the agreement), he is entitled to his then current base salary plus benefits for a period of twelve months following the date of termination.

Under Stephan Wnendt’s letter agreement, dated December 29, 2004, he receives an annual starting base salary of $230,000, subject to yearly adjustment, plus potential performance-based bonuses of up to $75,000 annually based on the achievement of corporate and individual goals. Under the terms of the letter agreement, Dr. Wnendt received an option to purchase 80,000 shares of our common stock at $5.00 per share, vesting quarterly over four years. Dr. Wnendt is also entitled to a relocation package in connection with his relocation to the Cambridge, Massachusetts area from our German office, sponsorship and payment of all costs associated with his visa and immigration matters, and a full payment for his U.S. individual plan health insurance while his family remains in Germany. As part of the relocation package, we pay the rent and the other costs and expenses of an apartment for Dr. Wnendt in close proximity to our corporate headquarters in Cambridge, Massachusetts. In addition, at our expense, we provide Dr. Wnendt with a leased car to use while working at our corporate headquarters. If we terminate Dr. Wnendt’s employment without cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), he is entitled to his then current base salary plus benefits for a period of twelve months following the date of termination.

Under Stephen Dance’s letter agreement, dated March 11, 2004, he receives an annual starting base salary of $235,000, subject to yearly adjustment, plus potential bonuses at a target of $50,000 payable annually based on achievement of both corporate and individual goals. Under the terms of his letter agreement, Mr. Dance also received an option to purchase 125,000 shares of our common stock at $5.00 per share, vesting quarterly over four years beginning on March 31, 2004. In addition, Mr. Dance received a performance-based option to purchase 100,000 shares of common stock at $5.00 per share, 25% of which vested on the first anniversary of our initial public offering, 25% of which will vest on the second anniversary of our initial public offering, and the remainder of which will vest in equal annual installments on each of the fourth, fifth, sixth and seventh anniversary dates of the date of grant. If at any time within 24 months after the lock-up period imposed by the underwriters in connection with our initial public offering, the average closing price of our common stock over a period of 30 consecutive trading days as reported by any exchange on which our common stock is traded equals or exceeds $26.00 per share, or if at any time within 36 months after the expiration of such lock-up period such average closing price equals or exceeds $34.00 per share, then the remaining 50,000 unvested shares under the performance-based option will fully vest and become exercisable. If we terminate Mr. Dance’s employment without cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), he is entitled to his then current base salary plus benefits for twelve months following the date of termination. If we terminate Mr. Dance’s employment without cause or if Mr. Dance voluntarily resigns for good reason within twelve months of a change in control (as defined in the agreement), in addition to being entitled to receive his then current base salary and benefits for a period of twelve months following the date of termination, all of his then unvested options (other than the performance-based options described above, which fully vest upon a change of control) will become fully vested and exercisable.

Under Mary Thistle’s letter agreement, dated October 10, 2004, she receives an annual starting base salary of $220,000, subject to yearly adjustment, and performance-based bonuses granted at amounts determined by the Board of Directors in its discretion. Under the terms of the letter agreement, we granted Ms. Thistle an option to purchase 50,000 shares of our common stock at $5.00 per share, vesting quarterly over four years. If we terminate Ms. Thistle’s employment without cause (as defined in the agreement) or if she terminates her employment for good reason (as defined in the agreement), she is entitled to her then current base salary plus benefits for a period of six months following the date of termination.

Under Anne Marie Cook’s letter agreement, dated August 1, 2005, she receives an annual starting base salary of $280,000, subject to yearly adjustment, and performance-based bonuses granted at amounts determined by the Board of Directors in its discretion. Under the terms of the letter agreement, we granted Ms. Cook an option to purchase 75,000 shares of our common stock at $5.31 per share, vesting quarterly over four years. If we terminate Ms. Cook’s employment without cause (as defined in the agreement) or she voluntary terminates her employment for good reason (as defined in the agreement), she is entitled to continue to receive her then current base salary plus benefits for a period of twelve months following the date of termination. Upon a change in control (as defined in the agreement), if Ms. Cook’s employment is terminated without cause within 12 months of the change in control or she voluntarily resigns for good reason within such 12-month period, all of her then unvested options will become fully vested and exercisable and she will be entitled to continue to receive her then current base salary plus benefits for a period of twelve months following the date of termination.

Christoph Adams and Kurt Gunter, two of our former executive officers, had letter agreements, dated June 7, 2001 and May 14, 2001, respectively, with us, that provided them with base salaries and performance-based bonuses granted at amounts determined by the Board of Directors in its discretion. The agreements also provided that each would receive his then current base salary for six months following the date of termination of their employment in the event that their employment was terminated without cause (as defined in their agreements) or if they terminated their employment for good reason (as defined in their agreements). Neither Dr. Adams nor Dr. Gunter received severance payments in connection with the termination of their employment with us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have entered into consulting agreements with Barbara Bierer, one of our non-employee directors, and George Daley, one of our former non-employee directors, in connection with their service on our medical and scientific advisory board. Please refer to the section above entitled “General Information Relating to the Board of Directors — Director Compensation.”

In September 2005, we entered into a consulting agreement with Kurt Gunter, one of our former executive officers, in connection with his service on our medical and scientific advisory board and services related to our ongoing CB001 Phase 1 clinical trial. Under the agreement, Dr. Gunter received a fixed hourly rate for consulting services related to the clinical trial and a retainer and meeting fees for his service on the medical and scientific advisory board. In 2005, Dr. Gunter was paid $6,583 under this agreement.

We have entered into an employment agreement with Mr. Beer and letter agreements with our other executive officers. For information regarding these agreements and other related arrangements, please refer to the section entitled “Employment and Severance Arrangements.”

We maintain keyman life insurance on Mr. Beer, under which we pay the premiums on the policy and are the sole beneficiary of any proceeds payable under the policy.

We compensate non-employee directors for their services on our Board of Directors and its committees. Please refer to the section above entitled “General Information Relating to the Board of Directors — Director Compensation.”

PRINCIPAL STOCKHOLDERS

The table below provides information about the beneficial ownership of our capital stock as of March 31, 2006 by (1) each person we know to beneficially own more than five percent of our outstanding capital stock, (2) each of our directors, (3) each of the named executive officers and (4) all current directors and executive officers as a group. Except as indicated in the table or footnotes and pursuant to community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares opposite that stockholder’s name. Beneficial ownership is determined in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose.

The “Percentage of Shares Outstanding” column below is based on 38,844,030 shares outstanding as of March 31, 2006, which includes 241,481 shares issued in escrow which will be released to certain former stockholders of Kourion Therapeutics AG if there is a change of control of our company prior to September 30, 2006. Options and warrants to purchase shares of our common stock that are currently exercisable or exercisable within 60 days after March 31, 2006, are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing that person’s percentage ownership, but are not treated as outstanding for the purpose of computing any other person’s percentage ownership.

	Number of Shares	Percentage of
Name and Address of Beneficial Owners(1)	Beneficially Owned	Shares Outstanding (%)

MPM Asset Management LLC affiliated funds(2)	5,597,096	14.25%
111 Huntington Avenue Boston, MA 02199
Amgen Inc.(3)	3,060,000	7.77
One Amgen Center Drive Thousand Oaks, California 91320-1799
James Tullis(4)	2,451,471	6.31
c/o Tullis-Dickerson & Co., Inc. 2 Greenwich Plaza, 4th Floor Greenwich, CT 06830
Tullis-Dickerson & Co., Inc. affiliated funds(5) (†)	2,426,471	6.21
2 Greenwich Plaza, 4th Floor Greenwich, CT 06830
HealthCor Management, L.P.(6) (†)	2,150,000	5.54
Carnegie Hall Tower, 152 W. 57th Street, 47th Floor New York, New York 10019
Denise Pollard-Knight(7)	1,717,184	4.42
c/o Nomura International plc 1 St. Martin’s le Grand London, EC1A 4NP, United Kingdom
Marc D. Beer(8)	750,000	1.89
Mary Thistle(8)	115,311	*
Stephen Dance(8)	95,312	*
Stephan Wnendt, Ph.D.(8)	81,875	*
Vaughn Kailian(8)	80,000	*
Barbara Bierer, M.D.(9)	42,592	*
Paul Hastings(10)	38,291	*
Jan van Heek(11)	30,875	*
Anne Marie Cook(8)	9,375	*
Paul Blake(8)	5,000	*
James Sigler(8)	5,000	*

	Number of Shares	Percentage of
Name and Address of Beneficial Owners(1)	Beneficially Owned	Shares Outstanding (%)

Christoph M. Adams, Ph.D.(12) (†)	—	*
10 Baskin Road Lexington, MA 02173
Kurt C. Gunter(13) (†)	—	*
5 Birch Hill Lane Lexington, MA 02421
All current executive officers and directors as a group (13 persons)(14)	5,405,036	13.48

*	Indicates less than 1%.

†	Indicates that “Number of Shares Beneficially Owned” is computed based on publicly available information.

(1)	Unless otherwise indicated, the address of each stockholder is ViaCell, Inc., 245 First Street, Cambridge, Massachusetts 02142.

(2)	Consists solely of 4,568,835 shares held by BB BioVentures, L.P. (“BB BioVentures”), 334,481 shares held by MPM BioVentures Parallel Fund, L.P. (“MPM Parallel”), 25,173 shares held by MPM Asset Management Investors 2000A LLC (“MPM Asset”), 130,880 shares held by MPM BioVentures II-QP, L.P. (“BV QP”), 14,444 shares held by MPM BioVentures II, L.P. (“BV II”), 46,089 shares held by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”), 2,715 shares held by MPM Asset Management Investors 2001 LLC and 41,146 shares held by MPM Founders LLC. Also includes warrants exercisable within 60 days of March 31, 2006 as follows: 419,500 by BB BioVentures, 12,620 by MPM Parallel and 1,213 by MPM Asset. BB BioVentures is under common control with MPM Parallel and MPM Asset. BAB BioVentures L.P. (“BAB BV”), BAB BioVentures NV and MPM BioVentures I LLC (“BioVentures LLC”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and BioVentures LLC are the direct and indirect general partners of MPM Parallel. MPM Asset Management II, L.P. and MPM Asset Management II LLC are the direct and indirect general partners of BV QP, BV II and BV KG.

(3)	Includes a fully-exercisable warrant to purchase 560,000 shares of common stock.

(4)	Includes 2,176,471 shares owned by Tullis-Dickerson & Co., Inc. affiliated funds and a fully-exercisable warrant to purchase 250,000 shares of common stock owned by TD Javelin Capital Fund, L.P. All these funds are under common management of Tullis-Dickerson & Co., Inc., of which Mr. Tullis, one of our non-employee directors, is chief executive officer. See footnote 5 to this table. Also includes 25,000 options currently exercisable or exercisable within 60 days of March 31, 2006.

(5)	Consists solely of 829,500 shares owned by TD Javelin Capital Fund, L.P., 613,654 shares owned by TD Javelin Capital Fund II, L.P., 558,317 shares owned by TD Lighthouse Capital Fund, L.P., 175,000 shares owned by Tullis-Dickerson Capital Focus II, L.P., and a fully-exercisable warrant to purchase 250,000 shares of common stock owned by TD Javelin Capital Fund, L.P. James L.L. Tullis, Thomas P. Dickerson, Joan P. Neuscheler, Timothy M. Buono and Lyle A. Hohnke have the voting and/or dispositive power over such shares. These individuals disclaim beneficial ownership of the shares owned by the above entities except to the extent of their proportionate pecuniary interests therein. All these funds are under common management of Tullis-Dickerson & Co., Inc., of which Mr. Tullis, one of our non-employee directors, is chief executive officer.

(6)	Consists solely of 2,150,000 shares held by certain accounts managed by HealthCor Management, L.P. in a fiduciary or representative capacity. Accordingly, persons other than HealthCor Management, L.P. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares; however, no such person has an interest that relates to more than five percent of the class.

(7)	Includes 1,692,184 shares owned by Nomura International plc., over which Dr. Pollard-Knight, one of our non-employee directors, disclaims beneficial ownership. Nomura Phase4 Ventures Limited, as appointee and manager of Nomura International plc, has voting and dispositive power over these shares.

Mr. Yoshiki Hashimoto, the Head of Merchant Banking, Nomura International plc, and Dr. Pollard-Knight, the Head of Nomura Phase4 Ventures Limited, are the only two members of the board of directors of Nomura Phase4 Ventures Limited and both of them, acting together, exercise the voting and investment power of Nomura Phase4 Ventures.

Also includes 25,000 options currently exercisable or exercisable within 60 days of March 31, 2006.

(8)	Consists solely of options currently exercisable or exercisable within 60 days of March 31, 2006.

(9)	Includes 33,188 options currently exercisable or exercisable within 60 days of March 31, 2006.

(10)	Includes 35,000 options currently exercisable or exercisable within 60 days of March 31, 2006.

(11)	Includes 30,000 options currently exercisable or exercisable within 60 days of March 31, 2006.

(12)	Dr. Adams’s employment with us terminated on August 3, 2005.

(13)	Dr. Gunter’s employment with us terminated on September 2, 2005.

(14)	Includes 1,290,061 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of March 31, 2006 and fully-exercisable warrants to purchase 250,000 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and greater-than-ten-percent stockholders to file initial reports of ownership and changes of ownership. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16 forms on their behalf. Based solely on information provided to us by our directors and executive officers, we believe that, during 2005, all such parties complied with all applicable filing requirements except for a Form 4 covering a stock option grant to James Sigler, one of our directors. The grant to Mr. Sigler was made on July 11, 2005 and the Form 4 was filed on February 13, 2006.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three directors all of whom, our Board of Directors has determined, satisfy the applicable independence standards of the Nasdaq National Market and the rules and regulations of the Securities Exchange Commission. The Board of Directors has adopted a written charter for the Audit Committee.

In the course of its oversight of our financial reporting process, the Audit Committee of the Board of Directors has (1) reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2005, (2) discussed with PricewaterhouseCoopers, LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and (3) received the written disclosures and the letter from PricewaterhouseCoopers, LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and discussed with PricewaterhouseCoopers, LLP their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Submitted on April 12, 2006 by the members of the Audit Committee of ViaCell’s Board of Directors.

Jan van Heek (Chair)
Vaughn Kailian
Denise Pollard-Knight, Ph.D.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. PricewaterhouseCoopers served as our independent registered public accounting firm in connection with the audit for the fiscal years ended December 31, 2005 and December 31, 2004. If our stockholders do not ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee will reconsider its selection. Representatives of PricewaterhouseCoopers will attend the annual meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Other Fees

The following table presents fees billed to us by PricewaterhouseCoopers for professional services rendered for the fiscal years 2004 and 2005.

Fee Category	Fiscal 2005 Fees	% of Total	Fiscal 2004 Fees	% of Total

Audit Fees	$426,236	90.7%	$1,115,000	99.9%
Audit-Related Fees	—	—	—	—
Tax Fees	43,909	9.3	7,500	0.1
All Other Fees	—	—	—	—

Total Fees	$470,145	100%	$1,122,500	100%

Audit Fees for 2005 were for review of our annual consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2005 and the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q. 2005 audit fees also included fees for other services associated with our Form S-1 registration statements, including comfort letters, consents and assistance in responding to SEC comment letters, and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings. Audit Fees for 2004 were for review of our annual consolidated financial statements and the interim consolidated financial statements included in our registration statements on Form S-1 filed in connection with our initial public offering and our Annual Report on Form 10-K for fiscal year 2004. 2004 audit fees also included fees for other services associated with our Form S-1 registration statements, including comfort letters, consents and assistance in responding to SEC comment letters, and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings.

Tax Fees are fees for tax compliance, planning and advisory services other than those that relate specifically to the audits and reviews of our consolidated financial statements.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by PricewaterhouseCoopers. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit service prior to the engagement of PricewaterhouseCoopers for such service. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at a subsequent meeting. SEC rules permit an audit committee to approve a de minimis amount of non-audit services after the services begin but before completion of the audits for the relevant years. The Audit Committee approved approximately $17,000 in tax services, which amounted to less than 5% of audit fees, under this exception in 2005.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

COMPENSATION COMMITTEE REPORT

A primary objective of the Compensation Committee is to establish compensation policies designed to help ViaCell attract, retain and reward executive officers who will contribute to the long-term success of the company. The Compensation Committee meets to discuss and take action each year on executive compensation, including annual base salaries, bonus awards and stock option grants. The Compensation Committee’s goal is to provide total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance and offers the opportunity to earn above average rewards when merited by individual and corporate performance. Bonus awards are primarily based on corporate performance, with actual awards varying according to each individual’s impact on that performance. Stock option grants are also an important component of the executive compensation program. By providing executive officers with an equity interest in ViaCell, stock options are intended to link a meaningful portion of an executive’s compensation with the performance of ViaCell’s common stock.

This report is submitted by the Compensation Committee and addresses the compensation policies for 2005 relating to Marc D. Beer, in his capacity as ViaCell’s Chief Executive Officer, and the other executive officers of ViaCell.

Establishing Base Salary and Bonus Potential for 2006

Annual compensation for ViaCell’s executive officers, consists of three principal elements: base salary, cash bonus and stock option grants.

The minimum base salaries of Mr. Beer, Ms. Cook, Mr. Dance, Ms. Thistle and Dr. Wnendt are established in their employment agreements. Subject to these minimums, salary levels of the company’s executive officers are reviewed annually and typically have been increased.

In setting the annual base salaries for ViaCell’s executive officers for 2006, the Compensation Committee reviewed the aggregate salary and bonus compensation for individuals in comparable positions with other public and private biotechnology and pharmaceutical companies of a similar size to the company. The Compensation Committee reviewed publicly available survey and proxy statement data, as well as data available through subscription services, collected, organized and presented to the Compensation Committee by management. The Compensation Committee attempted to provide the company’s executive officers with cash compensation competitive, generally, between the 25th and 50th percentile for total annual cash compensation paid by comparable companies. It was felt this range was appropriate for a company of ViaCell’s size and profile.

In setting an executive officer’s annual base salary, the Compensation Committee also reviews and evaluates the performance of the department or activity for which that executive has responsibility, the impact of that department or activity on ViaCell and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside ViaCell. Further adjustments are made to each individual executive’s base salary based on the executive’s performance review for the prior year.

For 2006, increases in the base salary for the company’s executive officers ranged from 4-7% over the base salary paid for the prior year. Target bonus levels for executive officers for 2006 ranged from 20-35% of base salary, depending on the person’s seniority level and perceived impact of such person’s position on the company’s overall performance.

The extent to which the executive officers are paid any portion or all of their target bonus for 2006, will be based primarily upon achievement of corporate performance goals and partly upon personal performance set for that year. The corporate goals established by the Compensation Committee for 2006 include achieving during 2006 certain quantitative operational and financial targets, pre-defined clinical and research and development milestones and business development goals, with each set of goals accounting for a defined percentage component of the bonus. The personal performance of each executive in 2006 will be measured against pre-defined criteria established between the Chief Executive Officer and the executive at the end of the previous year’s performance evaluation cycle.

Bonus Awards for 2005 Performance

The Compensation Committee awarded bonuses to the Company’s executive officers for performance during 2005 at its March 1, 2006 meeting. The amounts awarded were based primarily upon overall corporate performance for that year and partly upon personal contribution to that performance and personal merit. The Compensation Committee concluded that the company had achieved overall a 62% level of achievement with respect to corporate performance goals for that year. This was a weighted average of the extent to which, in the Compensation Committee’s judgment, the company had performed in meeting milestone-defined clinical, research and development goals and quantitatively-measured operating goals set by the Compensation Committee earlier in the year.

Stock Options

Executive officer compensation also includes long-term incentives afforded by options to purchase shares of ViaCell common stock. The Compensation Committee awards stock options under ViaCell’s equity incentive plan to ViaCell’s executive officers. The purposes of ViaCell’s stock option programs are to (i) highlight and reinforce the mutuality of long-term interests between employees and stockholders, and (ii) assist in the attraction and retention of critically important executives, managers and individual contributors who are essential to ViaCell’s growth and development.

ViaCell’s stock option programs generally include vesting periods to optimize the retention value of these options and to orient ViaCell’s executive officers to longer term success.

The number of shares of ViaCell common stock subject to stock option grants is generally intended to reflect the significance of the executive’s current and anticipated contributions to ViaCell. The value realized from exercisable options is dependent upon the extent to which ViaCell’s performance is reflected in the price of its common stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the option’s vesting schedule and not by the Compensation Committee. Typically, the company’s option grants have a vesting schedule of 6.25% quarterly vesting over four years.

Compensation of Chief Executive Officer

The starting base salary of Marc D. Beer, ViaCell’s President and Chief Executive Officer, was set by his employment agreement. As discussed above, Mr. Beer’s base salary and annual bonus target, like those of the company’s other executive officers, are reviewed annually by the Compensation Committee and are adjusted based on analysis of practices at comparable companies and assessment of Mr. Beer’s level of performance during the previous year. Mr. Beer’s actual bonus payment is typically based entirely on overall corporate performance, though the Compensation Committee can take into account personal performance or establish pre-defined personal goals.

For 2005, Mr. Beer’s base annual salary was increased by 4% from $350,000 to $364,000. Mr. Beer’s target bonus level for 2005 was set at 54% of base salary, reflecting the Committee’s preference that a significant component of Mr. Beer’s compensation be in the form of pay-at-risk compensation, contingent upon corporate performance.

Mr. Beer’s bonus award earned for 2005 was approximately $117,800, based primarily upon the aforementioned 62% level of achievement generally with respect to corporate goals.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for certain compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to ViaCell’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that the compensation attributable to awards granted will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate and in the best interests of ViaCell and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Submitted on April 12, 2006 by the members of the Compensation Committee of ViaCell’s Board of Directors.

Paul Hastings (Chair)
James Tullis
Jan van Heek

STOCK PERFORMANCE GRAPH

The table and graph depicted below compare the cumulative total stockholder return (assuming reinvestment of dividends, if any) from investing $100 on January 21, 2005, the date on which our common stock was first publicly traded and plotted at the close of the last trading day of the fiscal year ended December 31, 2005, in each of (i) our common stock, (ii) the Nasdaq National Stock Market Index of U.S. Companies, which is referred to as the Nasdaq Stock Market (U.S.) Index, and (iii) the Nasdaq National Stock Market Biotechnology Index, which is referred to as the Nasdaq Biotechnology Index. We have not paid dividends, and no dividends are included in the representation of our performance. The stock price performance on the graph below is not necessarily indicative of future price performance.

COMPARISON OF 1 YEAR CUMULATIVE TOTAL RETURN
AMONG VIACELL, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ BIOTECHNOLOGY INDEX

	Cumulative Total Return
	1/21/05	12/31/05
VIACELL, INC.	$100.00	$64.82
NASDAQ STOCK MARKET (U.S.) INDEX	$100.00	$112.81
NASDAQ BIOTECHNOLOGY INDEX	$100.00	$127.63

CORPORATE GOVERNANCE MATTERS

We have adopted a Corporate Code of Business Conduct and Ethics for our directors, executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. Our Corporate Code of Business Conduct and Ethics is available in the Governance section of the Investor Information section of our website (www.viacellinc.com). We intend to disclose any amendments to, or waivers from, our Corporate Code of Business Conduct and Ethics on our website. Stockholders may request a free copy of the Corporate Code of Business Conduct and Ethics by writing to us at ViaCell, Inc., 245 First Street, 15th Floor, Cambridge, Massachusetts 02142, Attention: Investor Relations.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Assuming our 2007 Annual Meeting of Stockholders is not more than 30 days before or 30 days after May 19, 2007, if you wish to bring business before the 2007 annual meeting, you must provide our Corporate Secretary at 245 First Street, 15th Floor, Cambridge, MA 02142 with written notice by February 18, 2007 (the 90th day prior to the anniversary of the 2006 annual meeting). If the 2007 annual meeting is held on any other date, you must provide our Corporate Secretary with written notice by the close of business on the 10th day following the earlier of the day upon which the 2007 annual meeting date is first publicly announced or the day upon which notice of such date is first mailed to our stockholders.

If you intend to bring such a proposal at the 2007 annual meeting, and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice of such proposal to our Corporate Secretary on or before January 19, 2007 (the date 120 days before the anniversary of the 2006 annual meeting), assuming that our 2007 annual meeting is not held more than thirty days before or thirty days after May 19, 2007.

Our by-laws also provide that notice of a nomination by a stockholder with respect to the election of directors at an annual meeting must contain the information specified in the by-laws. Any stockholder proposals that comply with rule 14a-8 of the proxy rules under the Securities Exchange Act will be considered to comply with our by-laws and eligible for inclusion in our proxy materials.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report, the Finance and Audit Committee Report, the Stock Performance Graph, the content of www.viacellinc.com, including, without limitation, the charters of the committees of our Board of Directors and our Corporate Code of Business Conduct and Ethics, included or referenced in this Proxy Statement shall not be incorporated by reference into any such filings.

OTHER MATTERS

The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

FORM OF PROXY CARD
VIACELL, INC.
245 First Street
Cambridge, MA 02142
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
     The undersigned stockholder of ViaCell, Inc. (the “Company”) hereby appoints Marc D. Beer, Marc Rubenstein and Anne Marie Cook, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote, on behalf of the undersigned, all of the shares of common stock of the Company held of record by the undersigned on April 12, 2006, at the Annual Meeting of Stockholders of the Company to be held at 9:30 a.m. (local time) on May 19, 2006 at the Company’s offices located at 245 First Street (15th Floor), Cambridge, Massachusetts, 02142, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
PLEASE SIGN AND MAIL THIS PROXY TODAY USING THE ENCLOSED ENVELOPE. NO
POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
(Continued and to be signed on reverse side.)

(REVERSE SIDE OF PROXY CARD)
Please date, sign and mail your
proxy card back as soon as possible!
Annual Meeting of Stockholders
ViaCell, Inc.
May 19, 2006
☒ Please mark your votes as in this example

		FOR all nominees	WITHHELD from all nominees
1.	Election of three nominees to the Board of Directors, to serve for a three-year term ending at the Company’s Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified or their earlier resignation or removal	☐	☐	Nominees:	Paul Blake Paul Hastings Jan van Heek

FOR, except withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN

2.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006	☐	☐	☐

Mark here for Address Change and Note on Left	☐

SIGNATURE	DATE:	SIGNATURE (IF HELD JOINTLY)	DATE:

Note:	Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.